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                                                                  EXHIBIT 23.1


                         Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated December 15, 1997, except for the matters discussed in the last paragraph of Note 11, as to which the date is December 27, 1997 with respect to the consolidated financial statements of RAM Energy, Inc. and to the use of our report dated December 15, 1997 with respect to the financial statements of RAMCO-NYL 1987 Limited Partnership, in Amendment No. 2 to the Registration Statement (Form S-1) and related Prospectus of RAM Energy, Inc. for the registration of $115,000,000 of Senior Notes.





                                             ERNST & YOUNG LLP

Oklahoma City, Oklahoma
February 11, 1998